Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-30356, 333-67436, 333-113781, 333-88408, 333-104184, 333-67650, 333-110388) of our report dated March 7, 2006, with respect to the consolidated balance sheet of Quovadx, Inc. as of December 31, 2005, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the two years in the period ended December 31, 2005 included in the Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ Ernst & Young LLP
Denver, Colorado
March 9, 2007